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                                                                    Exhibit 99.1

For Immediate Release:  May 3, 2001
Contact:     Paul Sunu, Chief Financial Officer at (919) 563-8222 or
             Rick Whitener, Vice President-Financial Reporting at (919) 563-8374

Bond Ticker: MADRIV
May 3, 2001
Mebane, North Carolina

                 MADISON RIVER COMMUNICATIONS ANNOUNCES RECORD
                 FIRST QUARTER FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - May 3, 2001 - Madison River Communications, an established and rapidly growing integrated communications provider, today announced its financial and operating results for the first quarter ended March 31, 2001.

2001 First Quarter Highlights
-----------------------------

   . 43% increase in revenues to $45.2 million from $31.6 million in prior year; . 36% increase in Adjusted EBITDA to $13.9 million from $10.2 million in prior year;
   . Adjusted EBITDA margin of the Local Telecommunications Division (LTD)
     exceeded the 50% target;
   . Over 209,700 voice access lines and 6,700 DSL lines in service--up 8% and 456%, respectively, over the same period last year.

Revenues for the first quarter ended March 31, 2001 were $45.2 million, an increase of $13.6 million, or 43%, from $31.6 million reported in the first quarter of 2000. Approximately $9.7 million of the increase came from reporting a full quarter of operations for Coastal Communications in the 2001 results for which no comparable results were reported in 2000 and the balance from improved sales gains. Coastal Communications was acquired on March 30, 2000. Adjusted EBITDA (operating income before depreciation, amortization and non-cash long-term incentive plan expenses) increased 36% to $13.9 million in the first quarter of 2001 from $10.2 million in the same quarter of 2000, again impacted by the acquisition of Coastal Communications which contributed $4.8 million in Adjusted EBITDA in the first quarter of 2001.

Excluding the impact of Coastal Communications on first quarter 2001 results, the Company's revenues increased 12%, or $3.9 million, and Adjusted EBITDA decreased 11%, or $1.1 million, as compared to the same period of 2000. The change in revenues and Adjusted EBITDA are attributed primarily to the results of the Company's Integrated Communications Division (ICD) which is composed of its expanding CLEC and fiber transport operations.

In the first quarter of 2001, the LTD reported revenues of $42.6 million and Adjusted EBITDA of $21.5 million, an Adjusted EBITDA margin of 50.5%. Excluding the impact of Coastal Communications, the LTD reported revenues in the first quarter of 2001 of $32.9 million compared to $31.2 million in the first quarter of 2000. Without Coastal Communications, Adjusted EBITDA was $16.7 million in the first quarter of 2001 versus $13.2 million in the same period of 2000. As of March 31, 2001, the LTD had approximately 202,400 voice access and DSL lines in service. This represents an increase of approximately 3,300 lines, or 2%, from December 31, 2000. Of the approximately 202,400 total lines, approximately 138,700 are residential, 59,300 are business lines and 4,400 are DSL lines. In addition, the LTD had approximately 68,500 long distance accounts and 31,700 dial-up Internet subscribers at March 31, 2001. Penetration rates for vertical services such as voice mail, caller ID and call forwarding continued to increase in the first quarter of 2001.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are very pleased by the continued growth and momentum in our core established ILEC business. We are fortunate to have the dedicated and talented team that continues to deliver solid performance in operating and integrating our acquisitions."

Data continues to be an expanding line of business for the LTD. Revenues from high-speed special access services in the first quarter of 2001 increased 11% over the same period in 2000. In addition, the penetration rate in installed DSL lines in LTD's service areas reached 3.2%, among the highest penetration rates for telecommunications providers in the United States.

For the first quarter of 2001, the ICD's revenues were $2.6 million, an increase of $2.2 million over the same period in 2000. The ICD's Adjusted EBITDA loss in the first quarter of 2001 was $7.6 million compared to $3.0 million in the first quarter of 2000. The increase in the Adjusted EBITDA loss for the ICD was partially offset by stronger Adjusted EBITDA for the LTD.

As of March 31, 2001, the ICD had approximately 11,740 voice access lines and 2,360 DSL lines in service. The ICD had sold approximately 20,000 voice access lines and 2,900 DSL lines in addition to monthly recurring revenues of approximately $630,000 of fiber transport.

Vanderwoude commented, "In the quarter, the ICD provisioning performance continued to improve, with average provisioning intervals for our T-1-based services approaching our 30 day target. However, new sales dropped off in February and March. We have begun to take steps to address this and are
considering options to better focus the ICD on the best opportunities.   Because
of the sales slowdown, we do not expect to meet our previously announced revenue and adjusted EBITDA targets for the ICD division for 2001, although there will be some offsets to our cash burn from lower capital expenditures from plan."

On a sequential quarter basis, comparing the first quarter of 2001 to the fourth quarter of 2000, Adjusted EBITDA decreased 14%, or $2.3 million, on a decrease in revenues of 11%, or $5.6 million. The decrease in revenues is the result of lower miscellaneous revenues of $7.2 million in the first quarter of 2001 compared to the fourth quarter of 2000. The Company recognized revenue from a large construction contract that was completed in the fourth quarter of 2000 for which no comparable revenues were earned in the first quarter of 2001. The decrease in Adjusted EBITDA is primarily due to lower revenues and an increase in the ICD's Adjusted EBITDA loss from $4.7 million in the fourth quarter of 2000 to $7.6 million in the first quarter of 2001.

As of March 31, 2001, the Company had $31.4 million in cash on hand. In addition, the Company also has $38.8 million in unused credit facilities with the RTFC. Cash expended for capital expenditures for the quarter was approximately $24 million.

Paul Sunu, Chief Financial Officer, commented, "Our cash and financial position at the end of the first quarter is on target due to the strong performance of the LTD, and based on our current business plan, we remain funded to the second quarter of 2002. However, based on the current state of the capital markets, we are cautious about our cash utilization and will continue to moderate our business and cash expenditures. Our approach of building and growing the ICD while minimizing risk remains at the core of our conservative expansion strategy. Due to the drop off in sales during the first quarter from anticipated levels, we are currently projecting that our losses from ICD could be between approximately $16 to $18 million. Overall, we expect our revenues to be approximately $193 million with adjusted EBITDA to be in the range of approximately $63 to $65 million, an increase in the range of 8% to 12% from 2000 results."

The Company also reported that it continues to explore its options to fully finance its business plan. Among the possible sources of funding are the monetization of non-strategic assets, the sale of excess fiber strand inventory and the infusion of additional capital into the enterprise.

First Quarter 2001 Operational Highlights

The refinancing of the Company's loan agreements with the RTFC received all necessary regulatory approvals and was completed during the first quarter of 2001. The Company entered into a definitive agreement with the RTFC in December 2000 to refinance its five existing loan agreements with the RTFC into one new loan agreement.

On December 27, 2000, the Company entered into a definitive agreement to sell over 4,200 access lines and other operating assets in the exchanges of Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity). The transaction is subject to regulatory approval and is expected to be completed during the second quarter of 2001.

In January 2001, the Company sold its remaining investment in shares of Illuminet stock for proceeds of approximately $6 million.

In February 2001, the Company announced that James D. Ogg, Chairman of the LTD and a founding member of the Company, retired as a member of the Board of Managers. He is continuing in his role as Chairman of the LTD. Subsequently, Robert C. Taylor, Jr., President and Chief Executive Officer of Focal Communications Corporation, was elected to the Board. With more than 15 years of telecommunications experience, Taylor has previously held positions with MFS Communications, most recently as Vice President of Global Accounts. Prior to joining MFS in 1994, Taylor was one of the original senior executives at McLeod Communications Group. Taylor has also held management positions with MCI, Bellcore and Ameritech. Taylor is currently the Chairman of the Association for Local Telecommunications Services (ALTS), the nation's leading organization representing facilities-based competitive local exchange carriers (CLECs). In addition, Taylor sits on the board of directors for IPLAN Networks, a CLEC based in Argentina.

Selected Financial Results and Operating Data

Selected historical financial and operating results for the first quarter ended March 31, 2001 and 2000 were (dollars in millions):

                                  First Quarter Ended
                                   Mar. 31,   Mar. 31,
                                    2001       2000
                                    ----       ----

     Net revenues                  $ 45.2     $ 31.6
       LTD                           42.6       31.2
       ICD                            2.6        0.4

     Operating expenses              45.8       30.6
       LTD                           33.6       26.6
       ICD                           12.2        4.0

     Adjusted EBITDA                 13.9       10.2
       LTD                           21.5       13.2
       ICD                           (7.6)      (3.0)

     Adjusted EBITDA margin          30.8%      32.4%

     Cash and cash equivalents     $ 31.4     $ 90.5
     Net telephone plant
       and equipment                402.9      349.4
     Total assets                   955.5      977.1
     Long-term debt                 676.2      674.4
     Member's capital               104.3      153.5
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                                           First Quarter Ended
                                            Mar. 31,   Mar. 31,
                                              2001      2000
                                              ----      ----

  Selected Operating Data:
     Total lines sold:                       225,460   195,658
       LTD:
         Voice                               198,005   193,413
         DSL lines                             4,374       746
       ICD:
         Voice                                20,182     1,034
         DSL Lines                             2,899       465

       Fiber transport (in actual $ (a))    $630,000         -

     Total lines in service                  216,481   195,268
       LTD:
         Voice                               198,005   193,413
         DSL lines                             4,374       746
       ICD:
         Voice                                11,744       645
         DSL Lines                             2,358       464

       Fiber transport (in actual $ (b))    $120,000         -

     Sheath miles of fiber                     3,175     2,840
     Host Voice Switches owned                    11         9
     ATM Switches                                 12         5
     Network Operations Centers                    2         2
     Employees                                   991       923

     (a) Dollar amounts represent monthly recurring revenues per sales contract.
     (b) Dollar amounts represent monthly recurring revenues.


States certified as a CLEC:
     North Carolina                                    South Carolina
     Florida (subsidiary Gulf Long Distance, Inc.)     Alabama
     Mississippi                                       Louisiana
     Texas                                             Tennessee
     Illinois                                          Georgia

States certified as a long distance provider:
     North Carolina                                    South Carolina
     Georgia                                           Florida
     Alabama                                           Mississippi
     Louisiana                                         Texas
     Tennessee                                         Illinois
     Kentucky (subsidiary Gulf Long Distance, Inc.)
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NOTE:

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

 .  the uncertainties and potential delays associated with our planned expansion into competitive local service ;
 .  the passage of legislation or court decisions adversely affecting the telecommunications industry;
 .  our ability to repay our outstanding indebtedness;
 .  our ability to raise additional capital on acceptable terms and on a timely basis;
 . competition in the telecommunications industry; and . the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and members of management.
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                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                       Three Months Ended March 31, 2001
                            (Dollars in thousands)


                                                   LTD         ICD  Consolidated

      Operating revenues                         $ 42,628   $  2,591   $ 45,219
                                                 --------   --------   --------

      Operating expenses:
       Cost of services and selling, general
        and administrative expenses                21,619     10,158     31,777
       Depreciation and amortization               12,046      2,019     14,065
                                                 --------   --------   --------
      Total operating expenses                     33,665     12,177     45,842
                                                 --------   --------   --------

      Net operating income (loss)                   8,963     (9,586)      (623)

      Interest expense                             (9,520)    (6,708)   (16,228)
      Other income (expense), net                  (7,696)       258     (7,438)
                                                 --------   --------   --------

      Loss before income taxes
       and minority interest expense               (8,253)   (16,036)   (24,289)
      Income tax expense                            4,607       -         4,607
                                                 --------   --------   --------

      Loss before minority interest expense       (12,860)   (16,036)   (28,896)

      Minority interest expense                       250       -           250
                                                 --------   --------   --------

      Net loss                                   $(13,110)  $(16,036)  $(29,146)
                                                 ========   ========   ========

      EBITDA                                       21,009     (7,567)    13,442

      Adjustments:
       Long-term Incentive Plan                       505        (11)       494
                                                 --------   --------   --------

      Adjusted EBITDA                            $ 21,514   $ (7,578)  $ 13,936
                                                 --------   --------   --------

NOTE: These financial statements recognize Madison River Capital, LLC's financial results on an historical basis.